EXHIBIT 4.4

                    RESTRICTED STOCK PURCHASE AGREEMENT


          AGREEMENT dated as of  July    , 1998 between SEALED AIR
CORPORATION, a Delaware corporation (the "Corporation"), and
(the "Director").

          The Restricted Stock Plan for Non-Employee Directors (the "Plan") of Sealed Air Corporation is designed to enhance the ability of the Corporation to attract and retain Non-Employee Directors (as defined in Section 3 of the Plan) of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the Corporation's common stock, par value $0.10 per share ("Common Stock"). The Director is now a Non-Employee Director of the Corporation and is eligible to receive grants of shares of Common Stock under the Plan.

          NOW, THEREFORE, the Corporation and the Director mutually agree as follows:

          Section 1.  Purchase and Sale of Stock

          Subject to the terms and conditions hereinafter set forth, the Corporation hereby sells to the Director and the Director purchases from the Corporation **1,200** shares of Common Stock for a purchase price of $1.00 per share (subject to adjustment pursuant to Section 7 of the Plan) (the "Issue Price"), receipt of which the Corporation hereby acknowledges. The Corporation will deliver to the Director a certificate representing such shares of Common Stock within a reasonable time after execution of this Agreement.

          Section 2. Terms and Conditions of Restricted Stock Plan for Non-Employee Directors of Sealed Air Corporation

          The Director agrees that all shares of Common Stock issued pursuant to this Agreement shall be held in accordance with the terms and conditions of the Plan. The authority of the Corporation to enter into this Agreement and to issue shares of Common Stock pursuant hereto is derived exclusively from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control.

          Section 3.  Restriction on Transfer

          Except as permitted in Section 4(c) of the Plan, no shares of Common Stock issued pursuant to this Agreement, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of (including by way of gift or donation) by the Director so long as the Director shall remain a director of the Corporation, except that such restriction may expire earlier as provided by Section 6 of the Plan.

          Section 4.  Undertakings of Director

          The Director represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), with respect to such shares, and he or she will indemnify the Corporation for any costs, liabilities and expenses that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to such shares.

          Section 5.  Government and Other Regulations and Restrictions;
Legends

          The obligation of the Corporation to issue Common Stock upon execution of this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. The Director consents to the imprinting of the following legend on any certificate or certificates evidencing such shares and to the entry of a stop-transfer order with respect thereto in the records of the Corporation's transfer agent:

               The shares represented by this certificate may be sold, transferred or otherwise disposed of only if registered under the Securities Act of 1933, as amended, or if in the opinion of counsel to Sealed Air Corporation, an exemption from registration is available.

The Director also acknowledges that, so long as the restrictions on transfer imposed by the Plan remain in effect, all shares issued under the Plan shall be represented by certificates that will be imprinted with the legend set forth in Section 9 of the Plan and shall have in effect a stop-transfer order with respect thereto.

          Section 6.  Payment of Withholding Tax

          The Director undertakes to comply with any appropriate requests that may be made by the Corporation in respect of the withholding of any federal, state or local taxes and any other charges that may be required by law to be withheld by reason of a grant or the issuance of shares of Common Stock pursuant to the Plan.

          Section 7.  Notices

          Any notice which either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Corporation at Park 80 East, Saddle Brook, New Jersey 07663, attention of the Secretary of the Corporation, or to the Director at the address set forth below or at such other address as either party may designate by notice to the other.

          Section 8.  Applicable Law

          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

                                   SEALED AIR CORPORATION


                                   By_________________________________
                                        President

[Corporate Seal]


Attest:


___________________________
     Secretary

                                        ___________________________________
                                        Director

                                             Address of Director:

                                        ____________________________________

                                        ____________________________________

                                        ____________________________________





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wpdocs\dirstock\1998\1998form.agr